UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

001-32414	72-1121985
(Commission File Number)	(IRS Employer Identification No.)

Eight Greenway Plaza, Suite 1330 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 626-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously announced on January 23, 2006, we entered into an agreement with Kerr-McGee Oil & Gas Corporation, or Kerr-McGee, to acquire substantially all of Kerr-McGee’s conventional shelf properties in the Gulf of Mexico in a merger transaction providing for base consideration of approximately $1.3 billion in cash. On June 30, 2006, these properties, which we refer to as the Kerr-McGee Properties, consisted of interests in approximately 100 producing fields in 240 offshore blocks (including 88 undeveloped blocks), most of which were in water depths of 500 feet or less. Upon the completion of this transaction, we will own properties with approximately 800 Bcfe of proved reserves and be one of the top three gross acreage holders on the conventional shelf of the Gulf of Mexico with an acreage position of greater than two million gross acres.

Proved Reserves

The Kerr-McGee Properties had approximately 345 Bcfe of proved reserves at September 30, 2005, of which 69% were proved developed and 73% were natural gas. Of the total proved reserves of 345 Bcfe, approximately 18.4% were shut in at September 30, 2005 due to the effects of Hurricanes Katrina and Rita. Our estimates of proved reserves were based on a reserve report prepared by Netherland, Sewell & Associates, Inc., our independent petroleum consultants, and the reserve amounts are consistent with filings we make with federal agencies.

Proved reserves for the Kerr-McGee Properties as of September 30, 2005 are summarized in the table below.

	As of September 30, 2005
Classification of Reserves	Oil MMBbls	Gas Bcf	Total Bcfe	% of Total Proved	PV-10(1) (in millions)
Proved developed producing	6.2	59.1	96.1	28%	$909
Proved developed non-producing	5.5	110.2	143.4	42%	1,332

Total proved developed	11.7	169.2	239.5	69%	2,241
Proved undeveloped	3.9	82.5	105.8	31%	758

Total proved	15.6	251.7	345.3	100%	$2,999

Totals may not sum due to rounding

(1)	We use the term “PV-10” to reflect the present value of estimated future net revenues attributable to reserves as of a particular date using constant prices, as of the calculation date, discounted at 10% per year on a pre-tax basis. PV-10 is the computation of standardized measure of discounted future net cash flows on a pre-tax basis. The standardized measure of discounted future net cash flows represents the present value of future cash flows after income tax, discounted at 10%. For purposes of making a determination of the PV-10 for the Kerr-McGee Properties as of September 30, 2005, we utilized oil prices based on the September 30, 2005 West Texas Intermediate posted price, adjusted by lease for quality, transportation fees, and regional price differentials and gas prices based on the September 30, 2005 Tennessee (LA, 500 leg) spot market price, adjusted for energy content, transportation fees and regional price differentials, with prices held constant in accordance with guidelines of the Securities and Exchange Commission. The PV-10 for the Kerr-McGee Properties has been reduced by the estimated discounted cost of future plug and abandonment expenses attributable to these properties. PV-10 may not be considered a generally accepted accounting principle (“GAAP”) financial measure; therefore, the following table reconciles our calculation of PV-10 to standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating natural gas and oil companies. Management believes that PV-10 is relevant and useful for evaluating the relative monetary significance of natural gas and oil properties. Further, professional analysts and sophisticated investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. Management also uses this pre-tax measure when assessing the potential return on investment related to natural gas and oil properties and in evaluating acquisition candidates. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating us and the Kerr-McGee Properties. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated natural gas and oil reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. The PV-10 and standardized measure of discounted future cash flows relating to our proved oil and gas reserves and those of the Kerr-McGee Properties are as follows (in thousands):

Kerr-McGee Properties (As of September 30, 2005)
Future cash inflows	$4,908,703
Less: Future production costs	505,868
Less: Future development costs	226,145
Less: Dismantlement and abandonment costs	181,698

Future net cash flows	3,994,992
Less: 10% discount factor	996,472

PV-10	2,998,520
Less: Undiscounted income taxes	924,146
Plus: 10% discount factor	190,085

Discounted income taxes	734,061

Standardized measure of discounted future net cash flows	$2,264,459

For purposes of preparing the unaudited footnote related to reserves that constitutes a part of the statements of revenues and direct operating expense for the Kerr-McGee Properties, we prepared an estimate of reserves of the Kerr-McGee Properties at December 31, 2005 by (i) subtracting from the Netherland Sewell & Associates, Inc. reserve estimate at September 30, 2005 the quantity of oil and natural gas produced from the Kerr-McGee Properties for the period from September 30, 2005 through December 31, 2005 (approximately 10.8 Bcfe) and (ii) applying prices for natural gas and oil at December 31, 2005 (rather than the September 30, 2005 prices utilized for purposes of the September 30, 2005 reserve estimate), which resulted in an additional 8.7 Bcfe decrease. These adjustments do not account for any other factors such as discoveries, revisions or extensions that may have occurred subsequent to September 30, 2005, which were not significant. As a result, the estimate of reserves attributable to the Kerr-McGee Properties as of December 31, 2005 reflected in Footnote 7 of the financial statements for the Kerr-McGee Properties included in this report differ from the estimate of reserves for the Kerr-McGee Properties reflected in the table above.

Production

During the year ended December 31, 2005, net production for the Kerr-McGee Properties averaged approximately 193 MMcfe per day, and we estimate that their average net daily production for June 11, 2006 was 178 MMcfe per day with approximately 8 MMcfe per day temporarily shut in as a result of Hurricanes Katrina and Rita.

Summary of Oil and Natural Gas Properties and Projects

The fields located on the Kerr-McGee Properties are found in water depths ranging from less than 10 feet up to 1,585 feet. The reservoirs in these fields are generally characterized as having high porosity and permeability, which typically results in high production rates. The following table describes the largest 10 fields based on proved reserves as of September 30, 2005. At September 30, 2005, these fields accounted for approximately 75% of the PV-10 value for the Kerr-McGee Properties, or $2,317 million (before plug and abandonment cost), and had proved reserves totaling 258 Bcfe.

Field Name	Field Category	Operator	Working Interest	Netherland Sewell & Associates, Inc. Net Existing Wells	% Natural Gas of Net Reserves at September 30, 2005	Average Daily Equivalent Production Rate for Three Month Period Ended March 31, 2006 Net (MMcfe/d)
Main Pass 108	Shelf	Kerr McGee	33.3-75%	11.3	83%	21.0
South Timbalier 41	Deep Shelf	Energy Partners	40%	2.4	75%	24.2
West Cameron 180	Shelf	Kerr McGee	52.5-100%	17.4	96%	10.0
Brazos A133	Shelf	Apache	25%	3.9	99%	13.0
Breton Sound 020	Shelf	Kerr McGee	100%	64.9	37%	10.1
Garden Banks 065	Shelf	Kerr McGee	59.9%	3.6	98%	0
Ship Shoal 208	Shelf	Kerr McGee	64.5-70.7%	10.0	59%	3.5
South Timbalier 316	Shelf	Kerr McGee	40%	2.5	24%	12.0
High Island 022	Shelf	Kerr McGee	70%	2.8	99%	1.8
South Timbalier 198	Shelf	Apache	25-50%	1.6	96%	0

Acreage

The following table summarizes gross and estimated net developed and undeveloped acreage within the Kerr-McGee Properties at December 31, 2005. Net acreage is the percentage ownership of gross acreage. Deepwater refers to acreage in over 500 feet of water.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net

Shelf	651,436	285,345	433,663	325,191	1,085,099	610,536

Deepwater	47,785	16,188	12,835	9,955	60,620	26,143

Total	699,221	301,533	446,498	335,146	1,145,719	636,679

Approximately 61% of the total gross acreage of the Kerr-McGee Properties is held-by-production, which will permit us to maintain all of the exploration, exploitation and development rights (including deep rights below currently producing zones) to the leased area as long as production continues.

Production History

The following table presents historical information about produced oil and natural gas volumes from the Kerr-McGee Properties. As described in Note 2 of the attached statements, a Kerr-McGee Corporation subsidiary merged with Westport Resources Corporation in 2004. The volumes presented in the following table are limited to those being transferred to the Company and include the Westport Properties only for the period after the Kerr-McGee and Westport merger.

	Year Ended December 31,			Three Months Ended March 31,
	2005	2004	2003	2006	2005
Net production:
Natural gas (Bcf)	47.1	36.1	26.2	8.2	13.9
Oil (MMBbls)	3.9	3.0	2.5	0.7	1.3
Total natural gas and oil (Bcfe)	70.4	54.3	41.2	12.6	21.8

Productive Wells

The following table presents our ownership at December 31, 2005 of productive oil and natural gas wells for the Kerr-McGee Properties in the Gulf of Mexico. A net well is the percentage working interest of a gross well.

	Oil Wells		Natural Gas Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net

Operated	68	62.2	77	50.7	145	112.9

Non-operated	40	4.2	94	18.0	134	22.2

Total	108	66.4	171	68.7	279	135.1

Oil and Natural Gas Marketing and Delivery Commitments

Substantially all production from the Kerr-McGee Properties is currently sold to a single customer. Due to the nature of oil and natural gas markets and because oil and natural gas are commodities and there are numerous purchasers in the Gulf of Mexico, we do not believe the loss of a single purchaser or a few purchasers of the production from the Kerr-McGee Properties would materially affect our ability to sell our production. Sales agreements and exclusive contracts related to these properties will not carry over to the Company and will not continue in periods subsequent to the closing date.

Reserve Reports

Copies of the Report of Netherland, Sewell & Associates, Inc. (W&T Offshore) and the Report of Netherland, Sewell & Associates, Inc. (Kerr-McGee Properties) are attached as Exhibits 99.1 and 99.2, respectively, hereto and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The audited statements of revenues and direct operating expenses for certain natural gas properties to be acquired from Kerr-McGee Oil & Gas Corporation for the years ended December 31, 2005, 2004 and 2003, the unaudited interim statements for those properties for the three months ended March 31, 2006 and 2005, and the unaudited pro forma financial statements of W&T Offshore, Inc., giving effect to the acquisition of the Kerr-McGee Properties at March 31, 2006 and for the periods ended December 31, 2005 and March 31, 2006 are contained below.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	6
Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation for the years ended December 31, 2005, 2004 and 2003	7
Notes to Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation	8
Unaudited Interim Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation for the three months ended March 31, 2006 and 2005	13
Notes to Unaudited Interim Statements of Revenues and Direct Operating Expenses of Certain Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation	14
Unaudited Pro Forma Condensed Consolidated Financial Information	15
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2006	16
Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2005	17
Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 2006	18
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information	19

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

W&T Offshore, Inc. and Subsidiaries

We have audited the accompanying statements of revenues and direct operating expenses of certain oil and gas properties to be acquired through merger from Kerr-McGee Oil & Gas Corporation (the “Kerr-McGee Properties”) by W&T Offshore, Inc. (the “Company”) for each of the three years in the period ended December 31, 2005. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the basis of accounting used and significant estimates made by management and evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses were prepared as described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s Current Report on Form 8-K as described in Note 1, and are not intended to be a complete presentation of the revenues and expenses of the Kerr-McGee Properties.

In our opinion, the statements of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Kerr-McGee Properties for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Houston, Texas

June 29, 2006

W&T Offshore, Inc. and Subsidiaries

Statements of Revenues and Direct Operating Expenses of Certain Oil and

Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Revenues—oil and gas sales	$562,064	$420,252	$216,378
Direct operating expenses	95,710	66,274	53,056

Revenues in excess of direct operating expenses	$466,354	$353,978	$163,322

See accompanying notes.

W&T Offshore, Inc. and Subsidiaries

Notes to Statements of Revenues and Direct Operating Expenses of Certain

Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation

1.	Background and Basis of Presentation

On January 23, 2006, W&T Offshore, Inc. (the “Company,” “we,” “our” or “us”) entered into an Agreement and Plan of Merger with Kerr-McGee Oil & Gas Corporation (“Kerr-McGee”) whereby the Company will acquire through merger substantially all of Kerr-McGee’s interests on the outer continental shelf of the Gulf of Mexico. According to the terms of the agreement, the Company and Kerr-McGee agreed to merge W&T Energy V, LLC, a wholly owned subsidiary of the Company, with Kerr-McGee Oil & Gas (Shelf) LLC, a wholly owned subsidiary of Kerr-McGee. Upon closing of the merger, the Company will own 100% of the membership interest in the Kerr-McGee subsidiary, which owns such Kerr-McGee Properties. The agreement is effective as of October 1, 2005 and is expected to close during the third quarter of 2006.

The statements include revenues associated with oil, natural gas and natural gas liquids production and direct lease operating and production expenses (including transportation, property insurance, production taxes and repairs and maintenance). Because Kerr-McGee’s shelf and deepwater properties were not separate legal entities, the accompanying statements vary from an income statement in that they do not show certain expenses that were incurred in connection with ownership and operation of the Kerr-McGee Properties including, but not limited to, general and administrative expenses and income taxes. These costs were not separately allocated to the properties in the accounting records of the Kerr-McGee Properties. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Kerr-McGee Properties had they been our properties due to the greatly differing size, structure, operations and accounting of the Company and Kerr-McGee. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which we would incur upon allocation of the base merger consideration.

For the above reasons, primarily the lack of segregated or easily obtainable reliable data on property values and related working capital, a balance sheet is not presented for the Kerr-McGee Properties.

Revenue derived from product sales is recognized when a sales arrangement exists, delivery has occurred, sales price is fixed or determinable and collectibility is reasonably assured. Oil and gas sales involving balancing arrangements among partners are recognized as revenues when the oil or gas is sold using the entitlements method of accounting based on the Kerr-McGee Properties’ net revenue interest and a receivable or deferred revenue is recorded for any imbalance. During the periods covered by these statements, both the quantity and dollar amount of oil and gas balancing arrangements were not material.

2.	Significant Acquisition

On June 25, 2004, a Kerr-McGee Corporation subsidiary merged with Westport Resources Corporation (“Westport”) in a merger transaction that included properties located in the continental United States as well as the Gulf of Mexico outer continental shelf and deepwater areas (the “Westport Properties”). Except as indicated otherwise, the Westport Properties are included in these statements only for the period owned by Kerr-McGee. The pro forma presentation below represents the results of revenues less direct operating expenses for the Kerr-McGee Properties as if Kerr-McGee Corporation had owned the Westport Properties since January 1, 2003 instead of the acquisition date of June 25, 2004.

	2003
	KMG Legacy	Westport Properties	Pro Forma
	(in thousands)
Revenues—oil and gas revenues	$216,378	$217,868	$434,246
Direct operating expenses	53,056	18,213	71,269

Revenues in excess of direct operating expenses	$163,322	$199,655	$362,977

W&T Offshore, Inc. and Subsidiaries

Notes to Statements of Revenues and Direct Operating Expenses of Certain

Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation—(Continued)

	2004
	KMG Legacy	Westport Properties	Pro Forma
	(in thousands)
Revenues—oil and gas revenues	$420,252	$147,689	$567,941
Direct operating expenses	66,274	8,477	74,751

Revenues in excess of direct operating expenses	$353,978	$139,212	$493,190

3.	Capital Investment

The capital investments for the Kerr-McGee Properties for the years ended December 31, 2005, 2004 and 2003 were approximately $78 million, $65 million and $70 million, respectively. These costs primarily represent expenditures for development drilling, well recompletions, facility costs, developmental activities, capital maintenance projects and asset retirements.

There were no direct external financing transactions for the Kerr-McGee Properties. All financing for capital projects was provided by Kerr-McGee or its affiliates.

4.	Major Customers and Concentration of Credit Risk

The major customers associated with the properties during the periods presented were primarily large oil or natural gas distribution companies. Production was sold utilizing contracts that were generally based on prevailing prices. Historically there were no significant problems collecting sales; therefore, no provision for doubtful accounts has been recorded.

During the periods covered by the statements, gas produced was sold under several marketing contracts, substantially all of which was directly or indirectly dedicated to the fulfillment of a contract with a single customer. For the years ended December 31, 2005 and 2004, single but different customers accounted for nearly one-half of the oil revenues. Sales agreements and exclusive contracts related to these properties will not carry over to the Company and will not continue in periods subsequent to the closing date.

5.	Contingencies

From time to time, litigation or other legal and administrative proceedings that we consider to be a part of the ordinary course of business may arise. Although as part of the pending merger transaction, the Company will be indemnified for claims before the effective date, we are not aware of any pending or threatened claims that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Statements of Revenues and Direct Operating Expenses presented for the years ended December 31, 2005, 2004, and 2003.

6.	Storm Related Effects

During 2005, the Gulf of Mexico region experienced the impact of two major and several minor hurricanes. Kerr-McGee did have insurable damages to the properties included in the transaction. As it relates to the pending merger transaction which has an effective date of October 1, 2005, the Company has been indemnified by Kerr-McGee for storm damages related to the Kerr-McGee Properties.

W&T Offshore, Inc. and Subsidiaries

Notes to Statements of Revenues and Direct Operating Expenses of Certain

Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation—(Continued)

Repair costs for hurricane damages are recognized on an as incurred basis. At December 31, 2005, approximately $11 million was recorded related to the properties. No recoveries under insurance were recognized at year end 2005 because amounts incurred did not exceed deductibles under applicable insurance policies. Subsequent to December 31, 2005 and through March 31, 2006, approximately $11 million of additional losses have been recognized which were offset by approximately $5 million of estimated insurance recoveries.

7.	Supplementary Oil and Gas Information (Unaudited)

Proved Reserve Estimates

The following estimates of the net proved oil and gas reserves of the Kerr-McGee Properties are based on evaluations prepared by our engineers and third-party independent petroleum consultants. Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost escalations except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

Our third-party independent petroleum consultants prepared reserve estimates as of September 30, 2005. From this report, the reserve estimates for the calendar years ending December 31, 2005, 2004, 2003 and 2002 were made internally utilizing actual production rates and changes in prices for the intervening periods as well as capital expenditures and expenses as they occurred.

Estimated quantities of proved domestic oil and gas reserves and of changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and millions of cubic feet (“MMcf”) for each of the periods indicated are shown below.

	Oil (MBbls)	Natural Gas (MMcf)
Proved reserves at January 1, 2003	13,758	217,564
Production(3)	(2,507)	(26,206)
Revisions to estimates(1)	444	5,424

Proved reserves at December 31, 2003	11,695	196,782
Production(3)	(3,031)	(36,110)
Revisions to estimates(1)	723	2,239
Purchases of minerals in place(2)	7,921	117,167

Proved reserves at December 31, 2004	17,308	280,078
Production	(3,870)	(47,132)
Revisions to estimates(1)	935	6,646

Proved reserves at December 31, 2005	14,373	239,592

Year-end proved developed reserves:
2005	10,632	158,711
2004	13,723	201,158
2003	9,176	147,604

(1)	For purposes of this presentation, as prior years’ reserve studies were not made, reserves for prior years were computed using only production rollbacks, acquisitions of minerals in place and the effect of changes in economic value, in which case “revisions to estimates” amounts are due to pricing only.

W&T Offshore, Inc. and Subsidiaries

Notes to Statements of Revenues and Direct Operating Expenses of Certain

Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation—(Continued)

(2)	As described in Note 2, a Kerr-McGee Corporation subsidiary merged with Westport Resources Corporation in 2004. The volumes presented in the above table related to this transaction in 2004 are limited to those being transferred to the Company.
(3)	Production for the Westport Properties for calendar year 2003 and the period of 2004 before the merger on June 25, 2004 was 1,546 MBbls and 31,519 MMcf and 1,697 MBbls and 14,668 MMcf, respectively.

Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves and the changes in such cash flows in accordance with Statement of Financial Accounting Standards No. 69 (“SFAS No. 69”), Disclosures about Oil and Gas Producing Activities. The standardized measure is the estimated excess future cash inflows from proved reserves less estimated future production and development costs, estimated plugging and abandonment costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on period-end prices in existence at year end as shown below, which are generally based on an index adjusted by lease for quality, transportation fees, energy content, and regional price differentials.

Year Ended December 31,	Oil Price ($/Bbl)	Gas Price ($/Mcf)
2005	$53.38	$9.98
2004	36.50	6.47
2003	26.16	5.93

Escalation based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs, including production taxes and direct operating costs, and future development costs related to period-end reserves are based on period-end costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate period-end statutory tax rates and are based upon our estimated tax basis for its purchase of the Kerr-McGee Properties for each period presented. This does not represent the historical Kerr-McGee tax basis in the respective properties, in as much as such tax basis is not available to us. A discount rate of 10% is applied to the annual future net cash flows.

The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. The standardized measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended.

W&T Offshore, Inc. and Subsidiaries

Notes to Statements of Revenues and Direct Operating Expenses of Certain

Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation—(Continued)

The standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Kerr-McGee Properties is as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Standardized Measure of Discounted Future Net Cash Flows
Future cash inflows	$3,158,922	$2,442,828	$1,473,203
Future costs:
Production	(425,742)	(415,303)	(332,051)
Development	(224,978)	(267,343)	(190,383)
Dismantlement and abandonment	(181,698)	(184,094)	(151,095)

Future net cash flows before income taxes	2,326,504	1,576,088	799,674
Future income taxes	(376,505)	(350,488)	(175,371)

Future net cash flows before 10% discount	1,949,999	1,225,600	624,303
10% annual discount factor	(483,111)	(314,670)	(177,775)

	$1,466,888	$910,930	$446,528

	Year Ended December 31,
	2005	2004	2003
Changes in Standardized Measure
Standardized measure, beginning of year	$910,930	$446,528	$337,330
Sales and transfers of oil and gas produced, net of production expenses	(466,354)	(353,978)	(163,322)
Net changes in price, net of future production costs	797,543	185,739	188,352
Purchases of minerals in place	—	632,325	—
Development costs incurred during the period (including plug and abandonment costs)	44,761	40,281	59,373
Revision of quantity estimates	77,326	24,115	24,740
Accretion of discount	117,143	88,812	42,818
Net change in income taxes	(22,725)	(135,068)	(34,579)
Changes in production rates due to timing and other	8,264	(17,824)	(8,184)

Net increase in standardized measure	555,958	464,402	109,198

Standardized measure, end of year	$1,466,888	$910,930	$446,528

W&T Offshore, Inc. and Subsidiaries

Unaudited Interim Statements of Revenues and Direct Operating Expenses of Certain Oil

and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Revenues—oil and gas sales	$111,548	$151,440
Direct operating expenses	31,977	22,475

Revenues in excess of direct operating expenses	$79,571	$128,965

W&T Offshore, Inc. and Subsidiaries

Notes to Unaudited Interim Statements of Revenues and Direct Operating Expenses of Certain

Oil and Gas Properties to be Acquired through Merger from Kerr-McGee Oil & Gas Corporation

1.	Background and Basis of Presentation

On January 23, 2006, W&T Offshore, Inc. (the “Company,” “we,” “our” or “us”) entered into an Agreement and Plan of Merger with Kerr-McGee Oil & Gas Corporation (“Kerr-McGee”) whereby the Company will acquire through merger substantially all of Kerr-McGee’s interests on the outer continental shelf of the Gulf of Mexico. According to the terms of the agreement, the Company and Kerr-McGee agreed to merge W&T Energy V, LLC, a wholly owned subsidiary of the Company, with Kerr-McGee Oil & Gas (Shelf) LLC, a wholly owned subsidiary of Kerr-McGee. Upon closing of the merger, the Company will own 100% of the membership interest in the Kerr-McGee subsidiary, which owns such Kerr-McGee Properties. The agreement is effective as of October 1, 2005 and is expected to close during the third quarter of 2006.

The statements include revenues associated with oil, natural gas and natural gas liquids production and direct lease operating and production expenses (including transportation, property insurance, production taxes and repairs and maintenance). Because Kerr-McGee’s shelf and deepwater properties were not separate legal entities, the accompanying unaudited interim statements vary from an income statement in that they do not show certain expenses that were incurred in connection with ownership and operation of the Kerr-McGee Properties including, but not limited to, general and administrative expenses and income taxes. These costs were not separately allocated to the properties in the accounting records of the Kerr-McGee Properties. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Kerr-McGee Properties had they been our properties due to the greatly differing size, structure, operations and accounting of the Company and Kerr-McGee. The accompanying unaudited interim statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which we would incur upon allocation of the base merger consideration.

For the above reasons, primarily the lack of segregated or easily obtainable reliable data on property values and related working capital, a balance sheet is not presented for the Kerr-McGee Properties.

The accompanying unaudited interim statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. For further information, refer to the audited statements of revenues and direct operating expenses for the years ended December 31, 2005, 2004 and 2003.

Revenue derived from product sales is recognized when a sales arrangement exists, delivery has occurred, sales price is fixed or determinable and collectibility is reasonably assured. Oil and gas sales involving balancing arrangements among partners are recognized as revenues when the oil or gas is sold using the entitlements method of accounting based on the Kerr-McGee Properties’ net revenue interest and a receivable or deferred revenue is recorded for any imbalance. During the periods covered by these statements, both the quantity and dollar amount of oil and gas balancing arrangements were not material.

2.	Storm Related Effects

During the third quarter of 2005, the Gulf of Mexico region experienced the impact of two major hurricanes. Revenues for the three months ended March 31, 2006 reflect the impact of reduced production rates, compared to the three months ended March 31, 2005. Direct operating expenses for the three months ended March 31, 2006 reflect the impact of hurricane repair costs recorded as incurred, compared to the three months ended March 31, 2005. During the first quarter of 2006, production was approximately 142 MMcfe per day compared to approximately 243 MMcfe per day in the first quarter of 2005.

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information of W&T Offshore, Inc. (“W&T,” “we,” “our,” “us” or “the Company”) as of and for the three months ended March 31, 2006 and the year ended December 31, 2005, illustrates the effect on the Company’s historical financial position and results of operations of the Kerr-McGee Transaction, including an offering of the Company’s common stock to provide funds for the Kerr-McGee Transaction and for general corporate purposes and borrowings under the Company’s $1.3 billion senior secured credit facility to partially fund the Kerr-McGee Transaction (the “Transactions”). The unaudited pro forma condensed consolidated balance sheet was prepared assuming that the Transactions had occurred on March 31, 2006. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2005 and for the three months ended March 31, 2006 were prepared assuming that the Transactions had occurred on January 1, 2005.

The unaudited pro forma adjustments that are described in the accompanying notes and the resulting unaudited pro forma condensed consolidated financial information are based on available information and certain assumptions we believe are reasonable in connection with the Transactions as described above. These assumptions are subject to change, for example, if the Company were to draw solely on its available credit facility for purposes of funding the Kerr-McGee Transaction (see notes to unaudited pro forma condensed consolidated financial information). In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s financial position or results of operations would have been had the Transactions occurred on the dates indicated or the financial position or results of operations for any future date or period. Certain reclassifications of the historical direct operating expenses of the oil and gas properties to be acquired through the Kerr-McGee Transaction (“Kerr-McGee Properties”) were made to coincide with the Company’s historical financial statement classifications.

The adjusted purchase price and purchase price allocation are preliminary and will be finalized after the closing of the Kerr-McGee Transaction based on the fair value of current assets and liabilities, long-term liabilities, proven and unproven oil and gas properties and identifiable intangible assets. We continue to evaluate these items; therefore, the final adjusted purchase price and purchase price allocation may differ materially from that presented in the unaudited pro forma condensed consolidated balance sheet.

The unaudited pro forma condensed consolidated financial information and accompanying notes should be read in conjunction with the historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our annual report on Form 10-K for the year ended December 31, 2005 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2006. The unaudited pro forma condensed consolidated financial information and accompanying notes should also be read in conjunction with the statement of revenues and direct operating expenses of the Kerr-McGee Properties for the year ended December 31, 2005 and for the three months ended March 31, 2006.

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2006

(In thousands)

	Historical	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$136,053	$308,842	(a)	$7,369
		702,500	(b)
		(1,140,026	)(d)
Receivables:
Oil and gas sales	29,184	—		29,184
Joint interest and other	56,031	—		56,031

Total receivables	85,215	—		85,215
Royalty deposits	5,166	—		5,166
Prepaid expenses and other assets	31,429	(25,000	)(d)	6,429

Total current assets	257,863	(153,684)		104,179
Property and equipment—at cost
Oil and gas properties and equipment—full cost method of accounting	1,600,161	1,165,026	(d)	2,892,049
		126,862	(e)
Furniture, fixtures and equipment	9,290	—		9,290

Total property and equipment	1,609,451	1,291,888		2,901,339
Less accumulated depreciation, depletion and amortization	764,421	—		764,421

Net property and equipment	845,030	1,291,888		2,136,918
Restricted deposits for asset retirement obligations	10,426	—		10,426
Other assets	7,867	(929	)(c)	6,938

Total assets	$1,121,186	$1,137,275		$2,258,461

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$155,843	$—		$155,843
Current maturities of long-term debt	—	363,362	(b)	363,362
Undistributed oil and gas proceeds	8,564	—		8,564
Asset retirement obligations	37,511	1,500	(e)	39,011
Accrued liabilities	5,384	—		5,384
Income taxes	37,003	(325	)(c)	36,678

Total current liabilities	244,305	364,537		608,842
Long-term debt	—	339,138	(b)	339,138
Asset retirement obligations, less current portion	115,367	125,362	(e)	240,729
Deferred income taxes	158,833	—		158,833
Other liabilities	4,021	—		4,021
Commitments and contingencies
Shareholders’ equity:
Common stock	1	—		1
Additional paid-in capital	53,762	308,842	(a)	362,604
Retained earnings	544,897	(604	)(c)	544,293

Total shareholders’ equity	598,660	308,238		906,898

Total liabilities and shareholders’ equity	$1,121,186	$1,137,275		$2,258,461

See accompanying notes.

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

(In thousands, except per share data)

	W&T Historical	Kerr-McGee Properties Historical	Adjustments		Pro Forma
Revenues:
Oil and gas revenues	$584,564	$561,526	$—		$1,146,090
Other	572	538	—		1,110

Total revenues	585,136	562,064	—		1,147,200
Operating costs and expenses:
Lease operating	71,758	87,605	—		159,363
Production taxes	712	3,179	—		3,891
Gathering and transportation	11,990	4,926	—		16,916

Revenues in excess of direct operating expenses	500,676	$466,354	—		967,030

Depreciation, depletion and amortization	174,771		291,055	(f)	465,826
Asset retirement obligation accretion	9,062		9,608	(g)	18,670
General and administrative	28,418		8,026	(h)	36,444

Operating income	288,425		(308,689)		446,090
Other income (expense):
Interest and dividend income	2,746		—		2,746
Interest expense	(1,145)		(49,510	)(i)	(52,005)
			(1,350	)(j)

Total other income (expense)	1,601		(50,860)		(49,259)

Income before income taxes	290,026		(359,549)		396,831
Income taxes	101,003		37,382	(k)	138,385

Net income	$189,023		$(396,931)		$258,446

Per common share:
Net income—basic	$2.91				$3.52
Net income—diluted	2.87				3.47
Weighted average number of shares outstanding:
Basic	64,982				73,482
Diluted	65,971				74,471

See accompanying notes.

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

THREE MONTHS ENDED MARCH 31, 2006

(In thousands, except per share data)

	W&T Historical	Kerr-McGee Properties Historical	Adjustments		Pro Forma
Revenues:
Oil and gas revenues	$156,852	$111,268	$—		$268,120
Commodity derivative income	5,276	—	—		5,276
Other	2	280	—		282

Total revenues	162,130	111,548	—		273,678
Operating costs and expenses:
Lease operating	15,780	29,992	—		45,772
Production taxes	50	1,028	—		1,078
Gathering and transportation	1,206	957	—		2,163

Revenues in excess of direct operating expenses	145,094	$79,571	—		224,665

Depreciation, depletion and amortization	46,838		56,962	(f)	103,800
Asset retirement obligation accretion	2,254		2,523	(g)	4,777
General and administrative	11,660		2,006	(h)	13,666

Operating income	84,342		(61,491)		102,422

Other income (expense):
Interest and dividend income	1,627		—		1,627
Interest expense	(305)		(7,458	)(i)	(7,763)
			—	(j)

Total other income (expense)	1,322		(7,458)		(6,136)

Income before income taxes	85,664		(68,949)		96,286
Income taxes	29,833		3,718	(k)	33,551

Net income	$55,831		$(72,667)		$62,735

Per common share:
Net income—basic	$0.85				$0.84
Net income—diluted	0.85				0.84

Weighted average number of shares outstanding:
Basic	65,971				74,471
Diluted	65,994				74,494

See accompanying notes.

W&T OFFSHORE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Financial Information Assumptions

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2006 reflects the following adjustments.

(a)	To give effect to the sale of 8.5 million shares of the Company’s common stock at $37.64 per share, less an underwriting discount of approximately $9.6 million and expenses related to the offering of approximately $1.5 million in preparation of closing the Kerr-McGee Transaction and for general corporate purposes.

(b)	To record the initial borrowing under the Company’s $1.3 billion senior secured credit facility in preparation of closing the Kerr-McGee Transaction and the payment of $22.5 million of issuance costs. Estimated net proceeds to the Company from this borrowing are as follows (in thousands):

Borrowings:
Tranche A term loan	$425,000	Interest—LIBOR plus 2.50% to LIBOR plus 2.75%
Tranche B term loan	300,000	Interest—LIBOR plus 2.25%
Revolving facility	—	Interest—LIBOR plus 2.50% to LIBOR plus 2.75%

Total borrowings	725,000
Issuance costs	(22,500)

Net proceeds	$702,500

Current maturities are based on the terms of the credit facility and availability to the Company subsequent to June 30, 2006.

(c)	To write off unamortized debt issuance costs related to the Company’s previous credit facility.

(d)	To record the acquisition through merger of substantially all of Kerr-McGee’s interests on the outer continental shelf of the Gulf of Mexico for an adjusted purchase price of $1,165.0 million. Purchase price adjustments were made for, among other things, the value of oil and gas produced and sold between the effective date of October 1, 2005 and March 31, 2006. Other adjustments related to the value of certain stored oil and natural gas liquids, expenses related to post-effective date operations, post-closing expenses related to pre-closing operations, property defects and estimated costs associated with liabilities incurred before closing have not been considered. Purchase price adjustments made at the closing of the Kerr-McGee Transaction, which is expected to occur in the third quarter of 2006, are subject to review, reconciliation and a resolution process, which is expected to be completed within 120 days following the actual closing.

(e)	To record asset retirement obligations related to oil and gas properties acquired in the Kerr-McGee Transaction of $126.9 million.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005 and the three months ended March 31, 2006 reflect the following adjustments.

(f)	To reflect depreciation, depletion and amortization associated with oil and gas properties acquired in the Kerr-McGee Transaction. For purposes of these pro forma financial statements, all oil and gas property acquisition costs were included in the amortization base. However, pending the actual closing of the Kerr-McGee merger and finalization of the purchase price allocation of the Kerr-McGee Properties, we may decide to exclude the costs of certain Kerr-McGee unevaluated properties from the amortization base.

(g)	To reflect accretion of discount on asset retirement obligations associated with oil and gas properties acquired in the Kerr-McGee Transaction.

(h)	To adjust general and administrative expenses due to the addition of personnel required to manage the Company after the Kerr-McGee Transaction and additional office space.

(i)	To adjust interest expense for borrowings under the senior secured credit facility and amortization of related debt issuance costs.

(j)	To write off unamortized debt issuance costs related to the Company’s previous credit facility.

(k)	To adjust income tax expense for the effects of the revenues in excess of direct operating expenses of the Kerr-McGee Properties and adjustments (f) through (j) based on the federal statutory rate of 35%.

W&T OFFSHORE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

Selected Pro Forma Information

In the event that the Company were to fund the Kerr-McGee Transaction solely based on borrowings available under the credit facility without consideration given to any proceeds from an equity offering, selected unaudited pro forma balance sheet information and net income would be as follows (in thousands):

	March 31, 2006
	As Presented	Debt Financing
Total assets	$2,258,461	$2,249,619
Current liabilities	608,842	608,842
Noncurrent liabilities	742,721	1,042,721
Shareholders’ equity	906,898	598,056

	Year Ended December 31, 2005	Three Months Ended March 31, 2006
Net income (as presented)	$258,446	$62,735
Net income (debt financing)	248,213	59,494

Pro Forma Oil and Natural Gas Reserve Information

The following unaudited pro forma oil and natural gas reserve information illustrates how the oil and gas reserve and standardized measure information of the Company and the Kerr-McGee Properties may have appeared had the businesses actually been merged as of December 31, 2004.

	W&T	Kerr-McGee Properties	Total
Proved Reserves—Oil (MBbls)
At beginning of year	39,981	17,308	57,289
Revisions of previous estimates	2,456	935	3,391
Extensions, discoveries and other additions	5,920	—	5,920
Purchase of producing properties	1,665	—	1,665
Production	(4,085)	(3,870)	(7,955)

Proved oil reserves at December 31, 2005	45,937	14,373	60,310

	W&T	Kerr-McGee Properties	Total
Proved Reserves—Natural Gas (MMcf)
At beginning of year	227,573	280,078	507,651
Revisions of previous estimates	5,546	6,646	12,192
Extensions, discoveries and other additions	25,120	—	25,120
Purchase of producing properties	4,229	—	4,229
Production	(46,548)	(47,132)	(93,680)

Proved natural gas reserves at December 31, 2005	215,920	239,592	455,512

	Year Ended December 31, 2005
	W&T	Kerr-McGee Properties	Total
	(in thousands)
Standardized Measure of Discounted Future Net Cash Flows
Future cash inflows	$4,697,926	$3,158,922	$7,856,848
Future costs:
Production	(504,741)	(425,742)	(930,483)
Development	(433,572)	(224,978)	(658,550)
Dismantlement and abandonment	(220,943)	(181,698)	(402,641)

Future net cash flows before income taxes	3,538,670	2,326,504	5,865,174
Future income taxes	(1,146,073)	(376,505)	(1,522,578)

Future net cash inflows before 10% discount	2,392,597	1,949,999	4,342,596
10% annual discount factor	(796,151)	(483,111)	(1,279,262)

Standardized measure of discounted future net cash flows	$1,596,446	$1,466,888	$3,063,334

W&T OFFSHORE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

	Year Ended December 31, 2005
	W&T	Kerr-McGee Properties	Total
	(in thousands)
Changes in Standardized Measure
Standardized measure, beginning of year	$974,788	$910,930	$1,885,718
Sales and transfers of oil and gas produced, net of production costs	(500,676)	(466,354)	(967,030)
Net changes in price, net of future production costs	900,738	797,543	1,698,281
Extensions and discoveries, net of future production and development costs	224,965	—	224,965
Changes in estimated future development costs (including plug and abandonment costs)	(143,296)	—	(143,296)
Development costs incurred during the period (including plug and abandonment costs)	192,475	44,761	237,236
Revisions of quantity estimates	113,390	77,326	190,716
Accretion of discount	129,387	117,143	246,530
Net change in income taxes	(315,100)	(22,725)	(337,825)
Purchases of reserves in place	91,306	—	91,306
Changes in production rates due to timing and other	(71,531)	8,264	(63,267)

Net increase in standardized measure	621,658	555,958	1,177,616

Standardized measure, end of year	$1,596,446	$1,466,888	$3,063,334

(d) Exhibits

The following is a list of exhibits furnished as part of this Form 8-K:

Exhibit No.	Description of Document

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Independent Petroleum Engineers and Geologists

23.3*	Consent of Independent Petroleum Engineers and Geologists

99.1*	Report of Netherland, Sewell & Associates, Inc. (W&T Offshore)

99.2*	Report of Netherland, Sewell & Associates, Inc. (Kerr-McGee Properties)

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC.

Date: July 12, 2006	By:	/s/ Tracy W. Krohn
	Name:	Tracy W. Krohn
	Title:	Chairman, Chief Executive Officer, President and Treasurer